Exhibit 4.16

Execution Version

EMPLOYEE MATTERS AGREEMENT

by and between

SARA LEE CORPORATION,

D.E MASTER BLENDERS 1753 B.V.

and

DE US, INC.

Dated as of June 15, 2012

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of June 15, 2012, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”) and DE US, Inc., a Delaware corporation (“CoffeeCo”), and, as of the date hereof, a wholly-owned subsidiary of Sara Lee. Each of Sara Lee, DutchCo and CoffeeCo is herein referred to as a “Party” and collectively, as the “Parties.” Capitalized terms used herein and not otherwise defined herein, including in Article III below, shall have the meanings ascribed to them in the Separation Agreement (as defined below).

RECITALS:

WHEREAS, the Sara Lee Board has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to reorganize CoffeeCo such that, among other things, Sara Lee shall contribute to CoffeeCo (i) 100% of the ownership interests of the Transferred Subsidiaries and (ii) the Transferred Business Assets, in each case to the extent not already owned by CoffeeCo, as of the date hereof;

WHEREAS, the Sara Lee Board has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to distribute on a pro rata basis to the holders of the Sara Lee Shares, without any consideration being paid by the holders of such Sara Lee Shares, all of the CoffeeCo Shares owned by Sara Lee as of the Distribution Date;

WHEREAS, to effectuate the foregoing, the Parties have entered into a Master Separation Agreement, by and between the Parties, dated as of June 15, 2012 (as amended, modified and/or restated from time to time, the “Separation Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the Separation and the Distribution, and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed to enter into this Agreement for the purpose of setting forth certain agreements regarding employee benefit plans, programs and arrangements, and certain employment matters as described herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereby agree as follows:

ARTICLE I

GENERAL EMPLOYEE AND BENEFIT PLAN RELATED PRINCIPLES

1.1 Participation in Sara Lee Benefit Plans and CoffeeCo Benefit Plans. Schedule 1.1 (a) to this Agreement sets forth a list of all Sara Lee Benefit Plans and Schedule 1.1(b) to this Agreement sets forth a list of a separate list of all CoffeeCo Benefit Plans, in each case in effect as of the date of this Agreement. Except as set forth in Schedule 1.1(c) of this Agreement, as of the date hereof, no CoffeeCo Employee participates or is eligible to participate, or at any time could become, or be deemed to be, eligible to participate, in any Sara Lee Benefit Plan, and no Sara Lee Employee participates or is eligible to participate, or at any time could become, or be deemed to be, eligible to participate, in any CoffeeCo Benefit Plan. From and following the Effective Time, except as, and solely to the extent, set forth in Schedule 1.1(d) of this Agreement, (a) CoffeeCo Employees shall be eligible to participate solely in CoffeeCo Benefit Plans, subject to the terms and conditions thereof, and (b) Sara Lee Employees shall be eligible to participate solely in Sara Lee Benefit Plans, subject to the terms and conditions thereof.

1.2 Liabilities Under Sara Lee Benefit Plans and CoffeeCo Benefit Plans. From and following the Effective Time, (a) neither Sara Lee nor any Sara Lee Party shall have any Liability under any CoffeeCo Benefit Plan and (b) neither CoffeeCo nor any CoffeeCo Party shall have any Liability under any Sara Lee Benefit Plan. Prior to the Effective Time, Sara Lee and CoffeeCo shall take all actions that are necessary or appropriate to ensure that, as of the Effective Time, (a) Sara Lee will not be a party to or a sponsor, obligor or guarantor of, and will not have any Liability whatsoever under, any CoffeeCo Benefit Plan and (b) CoffeeCo will not be a party to, or a sponsor, obligor or guarantor of, and will not have any Liability whatsoever under, any Sara Lee Benefit Plan, which necessary or appropriate actions may include, as applicable, entering into any agreements, whether between the Parties or among third parties, assigning obligations or Liabilities under CoffeeCo Benefit Plans or Sara Lee Benefit Plans, as applicable, effecting any necessary amendments to any CoffeeCo Benefit Plan or Sara Lee Benefit Plan, securing any consents that may be required and negotiating with third parties to effectuate the provisions of this Section 1.2. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that to the extent any Sara Lee Benefit Plan or CoffeeCo Benefit Plan holds or otherwise contains Sara Lee Shares or will hold, contain or receive CoffeeCo Shares or DutchCo Shares in connection with the transactions contemplated by the Separation Agreement, determinations with respect to such Sara Lee Shares, CoffeeCo Shares or DutchCo Shares shall be made by the Sara Lee Entities and CoffeeCo Entities, respectively, including, in either case, any administering or governing body applicable under any such Sara Lee Benefit Plan or CoffeeCo Benefit Plan or persons to which such determinations are delegated under the respective Sara Lee Benefit Plan or CoffeeCo Benefit Plan, subject to the terms thereof and applicable law.

1.3 Liabilities Related to Sara Lee Employees and CoffeeCo Employees. Except as set forth in this Agreement and as may be mutually agreed upon by CoffeeCo and Sara Lee from time to time following the date of this Agreement, effective as of the Effective Time, (a) CoffeeCo shall assume and hereby agrees to be obligated to pay, perform, fulfill and discharge,

(i) with respect to CoffeeCo Employees, all Liabilities relating to, arising out of, or resulting from future, present or former employment with the CoffeeCo Business (including Liabilities relating to, arising out of, or resulting from the CoffeeCo Benefit Plans); (ii) all Liabilities relating to, arising out of, or resulting from any other actual or alleged employment relationship with the CoffeeCo Parties; and (iii) all other Liabilities relating to, arising out of, or resulting from obligations, liabilities and responsibilities expressly assumed or retained by the CoffeeCo Parties or a CoffeeCo Benefit Plan pursuant to this Agreement and (b) Sara Lee shall assume and hereby agrees to be obligated to pay, perform, fulfill and discharge, (i) with respect to Sara Lee Employees, all Liabilities relating to, arising out of, or resulting from future, present or former employment with the Sara Lee Business (including Liabilities relating to, arising out of, or resulting from the Sara Lee Benefit Plans); (ii) all Liabilities relating to, arising out of, or resulting from any other actual or alleged employment relationship with the Sara Lee Parties; and (iii) all other Liabilities relating to, arising out of, or resulting from obligations, liabilities and responsibilities expressly assumed or retained by the Sara Lee Parties or a Sara Lee Benefit Plan pursuant to this Agreement.

ARTICLE II

LONG-TERM INCENTIVE AWARDS

2.1 Sara Lee Options.

2.1.1 Adjustment of Sara Lee Options. Each Sara Lee Option in effect as of immediately prior to the Distribution shall be adjusted on the Distribution Date as follows: (a) the per share exercise price applicable to the Sara Lee Option immediately following the Distribution shall equal the exercise price of the Sara Lee Option immediately prior to the Distribution divided by the Sara Lee Ratio, rounded up to the nearest whole cent, and (b) the number of Sara Lee Shares subject to the Sara Lee Option immediately following the Distribution shall be equal to the product of (i) the number of Sara Lee Shares subject to the Sara Lee Option immediately prior to the Distribution and (ii) the Sara Lee Ratio, rounded down to the nearest whole share. The “Sara Lee Ratio” means the Pre-Distribution Sara Lee Share Price divided by the Post-Distribution Sara Lee Share Price.

2.1.2 Sara Lee Pre-2012 Options. Each Sara Lee Pre-2012 Option that is held immediately prior to the Distribution by a Sara Lee Employee, a CoffeeCo Employee or a Terminating Employee (or any respective beneficiary thereof), as adjusted pursuant to Section 2.1.1, shall vest in full as of the Distribution Date and remain exercisable for Sara Lee Shares by the applicable CoffeeCo Employee, Sara Lee Employee or Terminating Employee, as applicable, until the date that is six months after the Distribution Date, after which the Sara Lee Pre-2012 Option shall terminate and be canceled; provided, however, that each Sara Lee Employee or CoffeeCo Employee who is a current, active employee of a Sara Lee Party or a CoffeeCo Party as of immediately prior to the Distribution, and who is not a Terminating Employee, may elect instead to have the Sara Lee Pre-2012 Options that are held by such Sara Lee Employee or CoffeeCo Employee continue to vest and remain exercisable for Sara Lee Shares following the Distribution in accordance with the vesting schedule, the term and other terms and conditions applicable to the Sara Lee Pre-2012 Option, subject to the adjustment pursuant to Section 2.1.1. For the avoidance of doubt, each of the Terminating Employees whose Sara Lee Pre-2012 Options shall be covered by this Section 2.1.2 are listed on Schedule 2.1.2, attached hereto.

2.1.3 Sara Lee 2012 Options. On the Distribution Date, each Sara Lee 2012 Option, as adjusted pursuant to Section 2.1.1, shall continue to vest and remain subject to the terms and conditions as in effect for such Sara Lee 2012 Option immediately prior to the Distribution.

2.1.4 Sara Lee Vested Options. Each Sara Lee Option that is vested and outstanding immediately prior to the Distribution, as adjusted pursuant to Section 2.1.1, shall remain exercisable in accordance with the terms of such option.

2.2 Sara Lee RSUs.

2.2.1 Adjustment of Sara Lee RSUs. Each Sara Lee RSU that is outstanding as of immediately prior to the Distribution and that is held by a Sara Lee Employee, a CoffeeCo Employee or a Terminating Employee, other than the Chairman 2012 RSUs and the CEO 2012 RSUs (the “Employee-Held Sara Lee RSUs”) shall be adjusted on the Distribution Date such that the number of Sara Lee Shares subject to the Employee-Held Sara Lee RSU immediately following the Distribution shall equal the product of (a) the number of Sara Lee Shares subject to the Employee-Held Sara Lee RSU immediately prior to the Distribution, and (b) the Sara Lee Ratio, with the resulting number of Sara Lee Shares subject to the Employee-Held Sara Lee RSU immediately following the Distribution being rounded down to the nearest whole share.

2.2.2 Sara Lee Pre-2012 RSUs. Each Sara Lee Pre-2012 RSU, as adjusted pursuant to Section 2.2.1, shall vest in full on the Distribution Date and the holder of each Sara Lee Pre-2012 RSU shall be entitled to receive Sara Lee Shares in settlement of the Sara Lee Pre- 2012 RSUs as soon as practicable following the Effective Time, provided that, if a deferral election is in place with respect to such Sara Lee Pre-2012 RSU, such Sara Lee Pre-2012 RSU shall be deferred as provided under, and subject to the terms of, the applicable deferred compensation plan.

2.2.3 Sara Lee 2012 RSUs.

(a) Each Sara Lee 2012 RSU, as adjusted pursuant to Section 2.2.1, that is held by a Sara Lee Employee, shall remain subject to the terms and conditions applicable to such Sara Lee Employee 2012 RSU as of immediately prior to the Distribution Date.

(b) Each Sara Lee 2012 RSU, as adjusted pursuant to Section 2.2.1, that is held by a Terminating Employee (a “Terminating Employee 2012 RSU”) shall vest in full on the Distribution Date and the holder of each Terminating Employee 2012 RSU shall be entitled to receive Sara Lee Shares in settlement of the Terminating Employee 2012 RSU as soon as practicable following the Effective Time.

2.2.4 Chairman 2012 RSUs. A prorated portion of the Chairman 2012 RSUs shall vest on the Distribution Date based on the number of months elapsed between the grant date of the Chairman 2012 RSUs and the Distribution Date, rounding up to the end of month in which Distribution Date occurs, and any remaining Chairman 2012 RSUs that do not vest shall terminate and be canceled as of the Distribution Date. That portion of the Chairman 2012 RSUs that vest on the Distribution Date (the “Vested Chairman 2012 RSUs”) will be settled in DutchCo Shares as soon as practicable following the Separation, the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the Chairman 2012 RSU that vest on the Distribution Date by a fraction, the numerator of which shall be the Pre-Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares being rounded down to the nearest whole share; provided that, with respect to the settlement of the Vested Chairman 2012 RSUs the per share nominal value applicable to DutchCo Shares underlying RSUs required to be paid in accordance with Dutch law (the “DutchCo RSU Payment Obligation”) shall be paid by withholding from the settlement of the Vested Chairman 2012 RSUs a number of DutchCo Shares, determined by multiplying the per share nominal value of a DutchCo Share by a fraction, the numerator of which is the number of DutchCo Shares subject to the Vested Chairman 2012 RSUs and the denominator of which is the DutchCo Share Fair Market Value. The withheld DutchCo Shares, and any right of the Chairman to receive such withheld DutchCo Shares, shall be set off against the DutchCo RSU Payment Obligation.

2.2.5 CEO 2012 RSUs. The CEO 2012 RSUs shall vest in full on the Distribution Date and will be settled in DutchCo Shares as soon as practicable following the Separation, the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the CEO 2012 RSU by a fraction, the numerator of which shall be the Pre- Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares being rounded down to the nearest whole share; provided that, with respect to the settlement of the CEO 2012 RSUs, the DutchCo RSU Payment Obligation shall be paid by withholding from the settlement of the CEO 2012 RSUs a number of DutchCo Shares, determined by multiplying the per share nominal value of a DutchCo Share by a fraction, the numerator of which is the number of DutchCo Shares subject to the CEO 2012 RSUs and the denominator of which is the DutchCo Share Fair Market Value. The withheld DutchCo Shares, and any right of the CEO to receive such withheld DutchCo Shares, shall be set off against the DutchCo RSU Payment Obligation.

2.2.6 Sara Lee Director RSUs.

(a) Each holder of a Sara Lee RSU who is a non-employee director of Sara Lee as of May 31, 2013 (each such RSU, a “Sara Lee Director RSU”) will receive a new grant of CoffeeCo RSUs (the “CoffeeCo Director RSU”) with the number of DutchCo Shares underlying the CoffeeCo Director RSU equal to the product of (i) the number of Sara Lee Shares subject to the Sara Lee Director RSU as of immediately prior to the Distribution, multiplied by (ii) a fraction, the numerator of which is the difference between the Pre-Distribution Sara Lee Share Price and the Post-Distribution Sara Lee Share Price (without giving effect to any reverse stock split applicable to the Sara Lee Shares effective on or following the Distribution Date) and the denominator of which is the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), with the resulting number of DutchCo Shares subject to the CoffeeCo Director RSU being rounded down to the nearest whole share.

(i) Each Sara Lee Director RSU and CoffeeCo Director RSU held by a non-employee director who continues serving on the Sara Lee Board (a “Post-Distribution Sara Lee Director”) immediately after the Distribution (the “Post-Distribution Sara Lee Board”) will be settled in Sara Lee Shares and DutchCo Shares, respectively, on the date that is six months following the date upon which the director ceases to serve on the Post-Distribution Sara Lee Board; provided that, with respect to the settlement of the CoffeeCo Director RSUs held by each Post-Distribution Sara Lee Director, the DutchCo RSU Payment Obligation shall be paid by withholding from the settlement of the CoffeeCo Director RSUs a number of DutchCo Shares, determined by multiplying the per share nominal value of a DutchCo Share by a fraction, the numerator of which is the number of DutchCo Shares subject to the CoffeeCo Director RSUs and the denominator of which is the DutchCo Share Fair Market Value. The withheld DutchCo Shares, and any right of the Post-Distribution Sara Lee Director to receive such withheld DutchCo Shares, shall be set off against the DutchCo RSU Payment Obligation.

(ii) Each Sara Lee Director RSU and CoffeeCo Director RSU held by a non-employee director who shall serve as a director of the DutchCo Board immediately after the Distribution (a “Post-Distribution CoffeeCo Director”) or who otherwise does not become a director on the Post-Distribution Sara Lee Board following the Distribution (a “Non-Continuing Director”) will be settled in Sara Lee Shares and DutchCo Shares, respectively, on the date that is six months following the Distribution Date; provided that, with respect to the settlement of the CoffeeCo Director RSUs held by each Post-Distribution CoffeeCo Director and Non-Continuing Director, the DutchCo RSU Payment Obligation shall be paid by withholding from the settlement of the CoffeeCo Director RSUs a number of DutchCo Shares, determined by multiplying the per share nominal value of a DutchCo Share by a fraction, the numerator of which is the number of DutchCo Shares subject to the CoffeeCo Director RSUs and the denominator of which is the DutchCo Share Fair Market Value. The withheld DutchCo Shares, and any right of the Post-Distribution CoffeeCo Director or Non-Continuing Director, as applicable, to receive such withheld DutchCo Shares, shall be set off against the DutchCo RSU Payment Obligation.

(b) Effective as of the Effective Time, DutchCo shall have adopted a form grant agreement, which shall provide for the issuance of restricted stock unit awards denominated in DutchCo Shares pursuant to the terms of this Section 2.2.6 and shall have material terms and conditions substantially similar to those restricted stock unit awards issued under the relevant Sara Lee Stock Plans.

2.3 Sara Lee PSUs.

2.3.1 Adjustment of Sara Lee PSUs. Each Sara Lee PSU that is outstanding as of immediately prior to the Distribution other than the CoffeeCo Employee 2012 PSUs and the Chairman 2012 PSUs (the “Pre-Distribution Sara Lee PSUs”) shall be adjusted on the Distribution Date such that the number of Sara Lee Shares subject to the Sara Lee PSU immediately following the Distribution (the “Post-Distribution Sara Lee PSUs”) shall equal the product of (a) the number of Sara Lee Shares subject to the Pre-Distribution Sara Lee PSU, and (b) the Sara Lee Ratio, the resulting number of Sara Lee Shares subject to the Post-Distribution Sara Lee PSU being rounded down to the nearest whole share.

2.3.2 Sara Lee Pre-2012 PSUs. On the Distribution Date, with respect to each Sara Lee Pre-2012 PSU, as adjusted pursuant to Section 2.3.1, (1) for any portion of the Performance Cycle that occurs prior to the last day of the most recently completed Sara Lee fiscal period prior to the Distribution Date (such applicable last day of the fiscal period, the “PSU Measurement Date”), the achievement of the performance goal or goals applicable to the Sara Lee Pre-2012 PSU will be determined as of the Distribution Date based on actual performance results up to and including the PSU Measurement Date, and (2) for any remaining portion of the Performance Cycle following the PSU Measurement Date, the achievement of the performance goal or goals applicable to the Sara Lee Pre-2012 PSU will be determined as of the Distribution Date based on the target performance level ((1) and (2), together, the “Earned Sara Lee Employee 2012 PSUs”). The Earned Sara Lee Pre-2012 PSUs shall vest in full on the Distribution Date, and the holder of each Sara Lee Pre-2012 PSU shall be entitled to receive Sara Lee Shares in settlement of the Earned Sara Lee Pre-2012 PSU as soon as practicable following the Effective Time, provided that, if a deferral election is in place with respect to such Earned Sara Lee Pre-2012 PSU, such Earned Sara Lee Pre-2012 PSU shall be deferred as provided under, and subject to the terms of, the applicable deferred compensation plan.

2.3.3 Sara Lee 2012 PSUs.

(a) On the Distribution Date, with respect to each Sara Lee 2012 PSU, as adjusted pursuant to Section 2.3.1, that is held by a Sara Lee Employee (the “Sara Lee Employee 2012 PSUs”) (1) if the Distribution Date occurs prior to the end of Sara Lee’s fiscal year 2012 (“Sara Lee FY2012”), the achievement of the performance goal or goals applicable to the Sara Lee Employee 2012 PSU will be determined as of the Distribution Date (i) based on actual performance results up to the Distribution Date, with respect to the portion of Sara Lee FY2012 that has occurred up to the Distribution Date and (ii) based on the target performance level, with respect to the remaining portion of Sara Lee FY2012 that has not yet occurred as of the Distribution Date, and (2) if the Distribution Date occurs on or after the end of the Sara Lee FY2012, the achievement of the performance goal or goals applicable to the Sara Lee Employee 2012 PSU will be determined based on actual performance results for Sara Lee FY2012 (in the case of either (1) or (2), the “Earned Sara Lee Employee 2012 PSUs”). From and following the Distribution Date, except as provided in the foregoing, the Earned Sara Lee Employee 2012 PSUs shall remain subject to the vesting and other terms and conditions applicable to the Sara Lee Employee 2012 PSUs as of immediately prior to the Distribution.

(b) On the Distribution Date, with respect to each Sara Lee 2012 PSU that is held by a CoffeeCo Employee (the “CoffeeCo Employee 2012 PSU”) (1) if the Distribution occurs prior to the end of Sara Lee FY2012, the achievement of the performance goal or goals applicable to the CoffeeCo Employee 2012 PSU will be determined as of the Distribution Date (i) based on actual performance results up to the Distribution Date, with respect to the portion of Sara Lee FY2012 that occurs up to the Distribution Date and (ii) based on the target performance level, with respect to the remaining portion of Sara Lee FY2012 that has not yet occurred as of the Distribution Date, and (2) if the Distribution Date occurs on or after the end of Sara Lee FY2012, the achievement of the performance goal or goals applicable to the CoffeeCo Employee 2012 PSU will be determined based on actual performance results for Sara Lee FY2012 (in the case of either (1) or (2), the “Earned CoffeeCo Employee 2012 PSUs”). Immediately following the Distribution and Merger, the Earned CoffeeCo Employee 2012 PSUs will be assumed by DutchCo and converted into PSUs denominated in DutchCo Shares (the “Assumed CoffeeCo Employee 2012 PSUs”). the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the Earned CoffeeCo Employee 2012 PSU by a fraction, the numerator of which shall be the Pre-Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares subject to the Assumed CoffeeCo Employee 2012 PSUs being rounded down to the nearest whole share.

(i) Effective as of the Effective Time, DutchCo shall have adopted a long-term incentive plan, which shall permit the issuance of long-term incentive awards that have material terms and conditions substantially similar to those long-term incentive awards issued under the relevant Sara Lee Stock Plans in respect of which DutchCo long-term incentive awards will be granted to certain CoffeeCo Employees, which shall be settled in DutchCo Shares as described herein, in connection with and following the Distribution.

(ii) All Assumed CoffeeCo Employee 2012 PSUs shall become vested upon the date the Earned CoffeeCo Employee 2012 PSUs would have otherwise vested in accordance with the existing vesting schedule applicable to such Earned CoffeeCo Employee 2012 PSUs. Upon the vesting of the Assumed CoffeeCo Employee 2012 PSUs, the CoffeeCo Parties shall be solely responsible for the settlement of all of the Assumed CoffeeCo Employee 2012 PSUs; provided that, with respect to the settlement of the Assumed CoffeeCo Employee 2012 PSUs held by each CoffeeCo Employee, the per share nominal value applicable to DutchCo Shares underlying PSUs required to be paid in accordance with Dutch law (the “DutchCo PSU Payment Obligation”) shall be paid by withholding from the settlement of such Assumed CoffeeCo Employee 2012 PSUs a number of DutchCo Shares, determined by multiplying the per share nominal value of a DutchCo Share by a fraction, the numerator of which is the number of DutchCo Shares subject to the Assumed CoffeeCo Employee 2012 PSUs and the denominator of which is the DutchCo Share Fair Market Value. The withheld DutchCo Shares, and any right of the CoffeeCo Employee to receive such withheld DutchCo Shares, shall be set off against the DutchCo PSU Payment Obligation.

2.3.4 Each Sara Lee 2012 PSU, as adjusted pursuant to Section 2.3.1, which is held by a Terminating Employee (a “Terminating Employee 2012 PSU”). shall vest as follows: (1) if the Distribution occurs during Sara Lee FY2012, the achievement of the performance goal or goals applicable to the Terminating Employee 2012 PSU will be determined as of the Distribution Date (i) based on actual performance results up to the Distribution Date, with respect to the portion of Sara Lee FY2012 that occurs up to the Distribution Date and (ii) based on the target performance level, with respect to the remaining portion of Sara Lee FY2012 that has not yet occurred as of the Distribution Date, and (2) if the Distribution Date occurs on or after the end of Sara Lee FY2012, the achievement of the performance goal or goals applicable to the Sara Lee Employee 2012 PSU will be determined based on actual performance results for Sara Lee FY2012 (in the case of either (1) or (2), the “Earned Terminating Employee 2012 PSUs”), and the holder of each Earned Terminating Employee 2012 PSU shall be entitled to receive Sara Lee Shares in settlement of the Terminating Employee 2012 PSU as soon as practicable following the Effective Time.

2.3.5 The Chairman 2012 PSUs shall vest as follows: (1) if the Distribution occurs prior to the end of Sara Lee’s fiscal year 2012, the achievement of the performance goal or goals applicable to the Chairman 2012 PSUs will be determined as of the Distribution Date (i) based on actual performance results up to the Distribution Date, with respect to the portion of Sara Lee FY2012 that occurs up to the Distribution Date and (ii) based on the target performance level, with respect to the remaining portion of Sara Lee’s fiscal year 2012 that has not yet occurred as of the Distribution Date, and (2) if the Distribution Date occurs on or after the end of Sara Lee’s fiscal year 2012, the achievement of the performance goal or goals applicable to the Chairman 2012 PSUs will be determined based on actual performance results of Sara Lee for fiscal year 2012 (the “Earned Chairman 2012 PSUs”) provided that, only a prorated portion of the Earned Chairman 2012 PSUs shall vest based on the number of months elapsed between the grant date and the Distribution Date, rounding up to the end of month in which Distribution Date occurs (the “Vested Chairman 2012 PSUs”). and any remaining Chairman 2012 PSUs that do not vest shall terminate and be canceled as of the Distribution Date. The Vested Chairman 2012 PSUs will be settled in DutchCo Shares as soon as practicable following the Separation, the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the Vested Chairman 2012 PSUs by a fraction, the numerator of which shall be the Pre-Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares being rounded down to the nearest whole share; provided that, with respect to the settlement of the Vested Chairman 2012 PSUs the DutchCo PSU Payment Obligation shall be paid by withholding from the settlement of such Vested Chairman 2012 PSUs a number of DutchCo Shares, determined by multiplying the per share nominal value of a DutchCo Share by a fraction, the numerator of which is the number of DutchCo Shares subject to the Vested Chairman 2012 PSUs and the denominator of which is the DutchCo Share Fair Market Value. The withheld DutchCo Shares, and any right of the Chairman to receive such withheld DutchCo Shares, shall be set off against the DutchCo PSU Payment Obligation.

2.4 Each Sara Lee Option that is exercised by a CoffeeCo Employee following the Separation shall be subject to tax and any other applicable legal withholdings by the Sara Lee Parties, with respect to which the CoffeeCo Parties shall cooperate with, and provide all necessary information to, the Sara Lee Parties for the purposes of determining the required rates and amounts to be withheld for the payment of such taxes and any other applicable withholding required to be made under the laws governing the CoffeeCo Employee’s exercise of the Sara Lee Option and receipt of Sara Lee Shares. The Sara Lee Parties shall transfer to the CoffeeCo Parties as soon as practicable following such withholding all such withheld amounts for the purposes of payment of such amounts by the CoffeeCo Parties to the applicable governmental or other entity governing such CoffeeCo Employee.

ARTICLE III

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control, severance, consulting, non-competition or deferred compensation agreement, or a compensation, incentive bonus or other bonus, commission, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, restricted stock, restricted stock unit, other equity-based compensation, severance pay, retention, salary continuation, life, health, hospitalization, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any collective bargaining agreement or similar agreement or understanding with any union or works council, in the case of any of the foregoing, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates).

“CEO” means the Executive Vice President and Chief Executive Officer of the CoffeeCo Business.

“CEO 2012 RSUs” means the Sara Lee RSUs granted to the CEO on January 26, 2012, and that are outstanding immediately prior to the Distribution Date.

“Chairman” means the Executive Chairman of Sara Lee, Jan Bennink.

“Chairman 2012 PSUs” means the Sara Lee PSUs granted to the Chairman on January 26, 2012, and that are outstanding immediately prior to the Distribution Date.

“Chairman 2012 RSUs” means the Sara Lee RSUs granted to the Chairman on January 26, 2012, and that are outstanding immediately prior to the Distribution Date.

“CoffeeCo Benefit Plan” means any Benefit Plan of the CoffeeCo Business.

“CoffeeCo Employee” means any individual who, on the Distribution Date, is actively employed by, or on leave of absence from, the CoffeeCo Business or who is a former employee of the CoffeeCo Business, including any Terminating Employee who, as of the Distribution Date, is a current or former employee of the CoffeeCo Business. For the avoidance of doubt, CoffeeCo Employee includes any employee the majority of whose regular working time is or was devoted to the CoffeeCo Business and who participates or participated in any CoffeeCo Benefit Plan even if, for administrative reasons (i.e., due to an expatriate assignment or that employee’s position as an corporate officer or member of a corporate staff function), such employee was on the payroll of a Sara Lee Party prior to the Distribution Date; provided that for any former employee who was employed by both the Sara Lee Business and the CoffeeCo Business, such former employee shall be deemed a CoffeeCo Employee solely to the extent the employee was employed by the CoffeeCo Business on the date the employee’s employment terminated.

“CoffeeCo Parties” means CoffeeCo, the CoffeeCo Subsidiaries, the Transferred Subsidiaries, DutchCo and any other Subsidiary or Affiliate of CoffeeCo or DutchCo (including, those formed or acquired after the date hereof), other than the Sara Lee Parties.

“DutchCo Share Fair Market Value” means the closing selling price per DutchCo Share on the Euronext Amsterdam on the settlement date of the applicable award, provided that if there are no sales of DutchCo Shares reported on such date, the Fair Market Value of a DutchCo Share on such date shall be deemed equal to the closing selling price of a DutchCo Share on the Euronext Amsterdam for the last preceding date on which sales of DutchCo Shares were reported.

“Performance Cycle” means the performance cycle applicable to a Sara Lee Pre-2012 PSU, as set forth in the applicable grant agreement and incentive program description.

“Post-Distribution DutchCo Share Price” means the volume weighted average price of the DutchCo Shares trading in the “as-if-and-when issued” market on the Euronext Amsterdam over the first two trading days following the Distribution Date.

“Post-Distribution Sara Lee Share Price” means the volume weighted average price of the Sara Lee Shares trading on the New York Stock Exchange over the first two trading days following the Distribution Date.

“Pre-Distribution Sara Lee Share Price” means the volume weighted average price of the Sara Lee Shares trading the regular way on the New York Stock Exchange over the two trading days prior to the Distribution Date, which two-day period will include the Distribution Date if such date is a trading day.

“Sara Lee 2012 Option” means each Sara Lee Option with a grant date on or after November 4, 2011, and that is outstanding immediately prior to the Distribution Date.

“Sara Lee 2012 PSU” means each Sara Lee PSU with a grant date on or after November 4, 2011, and that is outstanding immediately prior to the Distribution Date, other than the Chairman 2012 PSUs.

“Sara Lee 2012 RSU” means each Sara Lee RSU with a grant date on or after November 4, 2011, and that is outstanding immediately prior to the Distribution Date, other than the CEO 2012 RSUs and the Chairman 2012 RSUs.

“Sara Lee Benefit Plan” means any Benefit Plan of the Sara Lee Business.

“Sara Lee Employee” means any individual who, on the Distribution Date, is actively employed by, or on a leave of absence from, the Sara Lee Business or who is a former employee of the Sara Lee Business, including any (a) Terminating Employee who, as of the Distribution Date, is a current or former employee of the Sara Lee Business and (b) Transition Employee, but excluding any CoffeeCo Employee; provided that for any former employee who was employed by both the Sara Lee Business and the CoffeeCo Business, such former employee shall be deemed a Sara Lee Employee solely to the extent the employee was employed by the Sara Lee Business on the date the employee’s employment terminated.

“Sara Lee Option” means each stock option to purchase Sara Lee Shares granted under a Sara Lee Stock Plan.

“Sara Lee Parties” means Sara Lee and its Subsidiaries (including those formed or acquired after the date hereof), other than the CoffeeCo Parties.

“Sara Lee Pre-2012 Option” means each Sara Lee Option with a grant date prior to November 4, 2011, and that is outstanding and unvested immediately prior to the Distribution Date.

“Sara Lee Pre-2012 PSU” means each Sara Lee PSU with a grant date prior to November 4, 2011, and that is outstanding and unvested immediately prior to the Distribution Date.

“Sara Lee Pre-2012 RSU” means each Sara Lee RSU with a grant date prior to November 4, 2011, and that is outstanding immediately prior to the Distribution Date.

“Sara Lee PSU” means an award of performance-based restricted stock units denominated in Sara Lee Shares granted under a Sara Lee Stock Plan.

“Sara Lee RSU” means an award of restricted stock units denominated in Sara Lee Shares granted under a Sara Lee Stock Plan.

“Sara Lee Stock Plans” means any of the Sara Lee 1998 Long-Term Incentive Plan, the Sara Lee 2002 Long-Term Incentive Plan, the Sara Lee Share 2003 Global Stock Plan and the Sara Lee 1999 Non-Employee Director Stock Plan, as amended and restated.

“Terminating Employee” means any individual who was an employee of either the Sara Lee Business or the CoffeeCo Business prior to the Effective Time who has not been offered a permanent post-Separation position with the Sara Lee Business or the CoffeeCo Business, or who has not accepted such an offer, and whose employment will terminate effective on, or within a defined transition period after, the Distribution Date and who will not thereafter be an employee of any of the Sara Lee Parties or the CoffeeCo Parties.

“Transition Employees” means those employees identified in the Transition Services Agreement who will provide transition services to the CoffeeCo Parties following the Distribution Date in accordance with the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement that is an exhibit to the Separation Agreement.

ARTICLE IV

GENERAL PROVISIONS

4.1 Entire Agreement; Incorporation Of Schedules And Exhibits. This Agreement, the Separation Agreement, the Merger Agreement and the other Transaction Agreements (including all Schedules and Exhibits referred to herein or therein) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

4.2 Effect on Employment; No Third-Party Beneficiaries. (i) Except as expressly provided in this Agreement and other than termination of CoffeeCo Employees’ employment with the Sara Lee Entities where the CoffeeCo Employees remain employed by the CoffeeCo Entities following the Distribution, the mere occurrence of the Distribution shall not cause any employee to be deemed to have incurred a termination of employment, and (ii) nothing in this Agreement is intended to confer upon any Sara Lee Employee or CoffeeCo Employee any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave. Notwithstanding anything to the contrary herein, in the Separation Agreement or in any other Transaction Agreement, the Parties acknowledge and agree that this Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any Sara Lee Employee, CoffeeCo Employee or Terminating Employee) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision of this Agreement shall modify or amend, or be deemed to modify or amend, any other agreement, plan, program or document, including any Sara Lee Benefit Plan and any CoffeeCo Benefit Plan.

4.3 CoffeeCo and Sara Lee Under No Obligation to Maintain Plans. Except as specified otherwise in this Agreement, nothing in this Agreement shall preclude CoffeeCo, Sara Lee or DutchCo, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any CoffeeCo Benefit Plan or any Sara Lee Benefit Plan, any benefit under any CoffeeCo Benefit Plan or Sara Lee Benefit Plan or any trust, insurance policy or funding vehicle related to any CoffeeCo Benefit Plan or Sara Lee Benefit Plan, or any employment or other service arrangement with any CoffeeCo Employee or any Sara Lee Employee, or independent contractors or vendors of the CoffeeCo Parties or the Sara Lee Parties, as the case may be (to the extent permitted by law).

4.4 Cooperation to Obtain Consents. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Benefit Plan administrator) and such consent is withheld, the Parties shall use their commercially reasonable best efforts to implement the applicable provisions of this Agreement. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall cooperate and negotiate in good faith to implement the provision in a mutually satisfactory manner.

4.5 Amicable Resolution; Dispute Resolution. The Parties desire that friendly collaboration will develop between them. Accordingly, the Parties will endeavor to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement in accordance with Article XII of the Separation Agreement. Except as expressly set forth in Article XII of the Separation Agreement, Article XII of the Separation Agreement shall govern the resolution of any dispute, controversy or claim arising under or in connection with this Agreement (including any dispute, controversy or claim relating to the breach, termination or validity hereof).

4.6 Effect of the Separation Agreement. The Parties expressly acknowledge and agree that the covenants, agreements and other provisions of the Separation Agreement, including, without limitation, the obligations and covenants set forth under Section 6.6, Article X and Article XI, shall govern and be binding on the Parties with respect to the subject matter, and in furtherance of the purposes, of this Agreement.

4.7 Amendments And Waivers. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

4.8 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 4.7 and shall be effective only to the extent in such writing specifically set forth.

4.9 Parties In Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, their respective Affiliates, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.

4.10 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by email, on the date the recipient confirms receipt, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to CoffeeCo, prior to or on June 28, 2012, to:

DE US, Inc.

3500 Lacey Road

Downers Grove, Illinois, 60515

Attention: Helen N. Kaminski

Email: helen.kaminski@hillshirebrands.com

If to CoffeeCo, after June 28, 2012, to:

DE US, Inc.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onna van Klinken

Email: onno.vanklinken@demb.com

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Kent Magill, General Counsel

Email: kent.magill@hillshirebrands.com

If to DutchCo, to:

D.E MASTER BLENDERS 1753 B.V.

Oosterdokstraat 80 1011 DK Amsterdam,The Netherlands

Attention: Onno van Klinken, General Counsel

Email: onno.vanklinken@demb.com

or to such other address as such Party may indicate by a notice delivered to the other Parties in accordance herewith.

4.11 Severability. The Parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

4.12 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto.

4.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written above.

SARA LEE CORPORATION

By:	/s/ Mark A. Garvey
Name: Mark A. Garvey Title: Executive Vice President and Chief Financial Officer

DE US, INC.

By:	/s/ Mark S. Silver
Name: Mark S. Silver Title: President

D.E MASTER BLENDERS

By:	/s/ Michel M.G. Cup
Name: Michel M.G. Cup Title: Chief Financial Officer

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